EXHIBIT 10.36

FIRST AMENDMENT TO

THE PHOENIX COMPANIES, INC.

EXECUTIVE SEVERANCE ALLOWANCE PLAN

As Amended and Restated Effective September 1, 2009

The Phoenix Companies, Inc. Executive Severance Allowance Plan (the “Plan”), as amended and restated effective January 1, 2009, is further amended as follows:

1.

Effective November 19, 2013, Section 2.08A is added to read as follows:

2.08A

“Domestic Partner” with respect to any Participant means a person of the same sex who cohabitates or resides with a Participant and meets each of the following:

(a)

is the Participant's sole domestic partner and intends to remain so indefinitely;

(b)

is unmarried, at least eighteen (18) years of age, and mentally competent to consent to contract;

(c)

is unrelated to the Participant by blood or adoption to a degree of closeness that would prohibit legal marriage in the state in which the Participant and such person reside;

(d)

cohabitates or resides with the Participant as domestic partners and intends to do so indefinitely;

(e)

resides with the Participant in a state that prohibits legal marriage between same sex individuals;

(f)

has lived with the Participant as domestic partners for at least 12 consecutive months;

(g)

is jointly responsible, with the Participant, for their common welfare and financial obligations; and

(h)

provided such person attests to the person's domestic partnership with the Participant in an affidavit filed with the Administrator and provides sufficient proof of their interdependence.

3.

Effective March 7, 2013, Section 3.03A is added to read as follows:

3.03A

Compensation Recovery Policy (“Clawback Policy”):  If the Executive is covered under the Sponsor’s Compensation Recovery Policy, as currently in effect and as amended from time to time (“Clawback Policy”), under certain circumstances, the Sponsor is allowed to recover incentive compensation paid to certain executives.  The benefits provided under Section 3.03 of this Plan that are

EXHIBIT 10.36

incentive compensation/profit sharing plan amounts/any other payments classified as incentive type even though not called incentive are subject to the Clawback Policy, a copy of the currently effective version of which has been provided to the covered Executive, and such benefits shall be repaid to the Sponsor if and to the extent that the Sponsor’s board of directors determines that repayment must be pursuant to the Clawback Policy.

4.

Effective November 19, 2013, Section 3.05 is amended to read in its entirety as follows:

3.05

Death:  If an Executive terminates employment and dies before having received the entire amount of benefits to which the Executive is entitled under this Plan, the balance of such benefits will be paid to (a) the Executive’s surviving spouse or Domestic Partner, (b) if there is no surviving spouse or Domestic Partner, the Executive’s children   (including stepchildren and adopted children) per stirpes, or (c) if there is no surviving spouse or Domestic Partner and/or children per stirpes, the Executive’s estate.